EXHIBIT 99.4

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC.

BOARD OF DIRECTORS’ COMPENSATION COMMITTEE

CHARTER

Purpose

The purpose of the Compensation Committee (the "Compensation Committee") of the board of directors (the "Board") of China Security & Surveillance Technology, Inc. (the "Company") is: (i) to review and approve corporate goals and objectives relevant to compensation of the Company’s Chief Executive Officer (the "CEO"), evaluate the CEO’s performance in light of those goals and objectives, and, either as a committee or together with the other independent directors (as directed by the Board), determine and approve the CEO’s compensation level based on this evaluation; (ii) to make recommendations to the Board with respect to non-CEO executive officer compensation, and incentive-compensation and equity-based plans that are subject to Board approval; and (iii) to produce any report on executive officer compensation as required to prepare by the rules and regulations of the Securities and Exchange Commission (the "SEC").

Composition

The Compensation Committee is a standing committee of the Board. The Committee shall consist of not less than three members of the Board, each of whom satisfies the independence criteria of applicable law and the rules of the New York Stock Exchange ("NYSE") in effect from time to time (subject to any exceptions allowed by such rules and any waivers granted by such authorities).

The members of the Committee shall be appointed by the Board, upon the recommendation of the Company’s Nominating and Governance Committee, and shall serve until such member’s successor is duly elected and qualified or until such member’s earlier resignation or removal. The member of the Committee may be removed, with or without cause, by a majority vote of the Board.

Meeting

The Committee shall meet at least two times annually, or more frequently as circumstances dictate. The chairman of the Board or any member of the Committee may call meetings of the Committee. All meetings of the Committee may be held telephonically.

Authority and Responsibilities

The Board delegates the Committee the express authority and responsibility to the following:

  Establish the Company’s general compensation philosophy, and, in consultation with senior management, oversee the development and implementation of compensation programs.

  At least annually, review and approve corporate goals and objectives relevant to compensation of the CEO, evaluate the CEO’s performance in light of those goals and objectives, and, either as a committee or together with the other independent directors (as directed by the Board), determine and approve the CEO’s compensation level based on this evaluation.

  At least annually, review and approve all compensation arrangements with the CEO including, without limitation: (i) the annual base salary level; (ii) the annual incentive opportunity level; (iii) the long-term incentive opportunity level; (iv) employment agreements, severance arrangements and change-in-control agreements/provisions, in each case as, when and if appropriate; and (v) any special or supplemental benefits.

  Review and make recommendations to the Board with respect to the Company’s non-CEO executive officer compensation, incentive-compensation plans and equity-based plans that are subject to Board approval.

  Periodically review the compensation of the Company’s directors and make recommendations to the Board with respect thereto.

  Evaluate periodically the internal equity and external competitiveness of compensation of the CEO, the other executive officers, and key management personnel and initiate actions or recommend changes to the Board, as appropriate.

  Administer, interpret and take all other actions necessary or appropriate as granted to the Committee under the Company’s executive compensation and other plans.

  Review and discuss with management the Compensation Discussion and Analysis ("CD&A") required by SEC Regulation S-K, Item 402. Based upon such review and discussion, determine whether to recommend to the Board that the CD&A be included in the Company’s proxy statement (the "Proxy Statement") or Annual Report on Form 10-K (the "Annual Report").

  Arrange for the preparation of and approve the Compensation Committee Report to be included in the Proxy Statement or Annual Report.
  Meet at such times and report to the Board regarding its deliberations, as necessary or appropriate.

  Have sole authority to retain and discharge, and approve fees and other terms and conditions for retention of, compensation consultants to assist in consideration of the compensation of the CEO and other executive officers and directors. In addition, approve any compensation payable by the Company to such consultants, including the fees, terms and other conditions for the performance of such services.

  Direct any officer or employee of the Company or request any employee of the Company's advisors, consultants or counsel or such other individual as it may deem appropriate to attend a Committee meeting or meet with any Committee members.

  Review the Committee’s charter on an annual basis and recommend changes, as appropriate, to the Board.
  Evaluate the performance of the Committee on an annual basis.
  Exercise such other powers and perform such other duties as may from time to time be delegated to the Committee by the Board.

The term "compensation" shall be construed comprehensively including by way of example, but not by way of limitation, salary, any supplemental payments, incentive payments, bonuses, performance shares, share incentives, dividend equivalents, options, or restricted shares.

Resources

The Committee shall have the resources and appropriate funding, as determined by the Committee, to discharge its duties and responsibilities.

Report to the Board

The Committee shall report periodically to the Board on all matters for which the Committee has been delegated responsibility. The report of the Board may take the form of an oral report by the chairman or any other member of the Committee designated by the Committee to make such report.

Subcommittees

In fulfilling its responsibilities, the Committee shall be entitled to delegate any or all of its responsibilities to a subcommittee of the Committee.

Charter Adopted

October 25, 2007